As Filed with the Securities and Exchange Commission on May 24, 2007 File No. 333-132791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHIMODA MARKETING, INC.
(Name of small business issuer in its charter) –––
Florida	2752	59-2747731
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

–––

 116 West McLeroy Blvd.

 Saginaw, TX 76179

(817) 546-1681

(Address and telephone number of principal executive offices and principal place of business)

–––

 Barbara S. Cranfill

5113 Central Avenue

St. Petersburg, Florida 33710

(866) 803-9176

(Name, address and telephone number of agent for service)

–––

Copies to:

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, S. Pasadena, FL 33707

Telephone941-723-7564 Facsimile: 941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock par value $0.01 (2)	1,670,000	$1.00	$1,670,000.00	$178.69
Total	1,670,000	$1.00	$1,670,000.00	$178.69

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) 1,670,000 shares of common stock relate to the Resale Offering by fifty-one (51) selling security holders. This includes 1,130,000 shares beneficially owned by our current officers, directors and affiliated persons.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated May 24, 2007

Shimoda Marketing, Inc.
The Securities Being Offered Are Shares of Common Stock Offered by Current Shareholders
Shares offered by Security Holders:	1,670,000

The selling security holders named in this prospectus are offering for sale the 1,670,000 shares of Shimoda Marketing, Inc.’s (“SMI”) common stock offered through this prospectus.

SMI’s common stock is presently not traded on any market or securities exchange.  The selling security holders may sell their shares at $1.00 per share until such time as the shares of SMI’s common stock is traded on the Over-the-Counter Bulletin Board or other exchange and thereafter at market prices or in privately negotiated transactions ..

SMI is not selling any shares of its common stock in this offering and therefore will not receive any of the proceeds from this offering.  The shares of SMI common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending no later than nine months after the date the accompanying registration statement has been declared effective by the SEC, and the actual number of shares sold will vary depending upon the future decisions of the selling security holders.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 2 before you decide to purchase any of our common stock.

This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or similar account.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2007

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Shimoda Marketing, Inc. (“Us,” “We,” “Our,” "SMI,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business:

After over twenty (20) years of successful service to its clients, SMI believes it is establishing its own marketing channel, developing sales and distribution opportunities for its clients’ products, and also developing private- label opportunities for Original Equipment Manufacturers (OEMs) and multi-national accounts.  Private-labeling is the practice of a company purchasing a specific manufacturers equipment and then having the company’s label placed on the equipment to benefit from its existing brand-name strength.   As a sales and marketing representative company, we provide consulting services specializing in the areas of Sales, Marketing, and Distribution within the automotive repair equipment industry.  Our business has evolved from consulting and equipment sales to end users in the automotive repair industry to its present status as a national/international sales and marketing representation company for OEM suppliers including consultative selling and servicing of OEMs’ distributor and end-user customers as well as distribution channel set-up and management.  We believe that SMI has evolved and has become known in the industry as a “solution provider” for Original Equipment Manufacturers and Suppliers who have product to sell but who require outside expertise to secure and/or expand distribution channels for their products.  We occupy office and warehouse space at 116 W. McLeroy Blvd., Saginaw, Texas 76179. We have approximately 1,840 square feet that we rent on a month to month basis.

Our State of Organization:

We were incorporated in Florida on December 16, 1986, as Shimoda Marketing, Inc. Our principal executive offices are located at 116 W. McLeroy Blvd., Saginaw, Texas 76179. Our phone number is (817) 546-1681.

The Offering
Number of Shares Being Offered:

The selling security holders want to sell up to 1,670,000 shares of common stock at $1.00 per share. Selling security holders who are affiliates may sell their shares at $1.00 per share during the duration of the offering and security holders who are not affiliates may sell their shares at $1.00 until SMI’s securities become quoted on a securities exchange and after that at market prices or in negotiated private transactions. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding After the Offering:	1,670,000 shares of our common stock are issued and outstanding. We have no other securities issued. There will be 1,670,000 shares issued and outstanding after our resale offering is complete.

Selected Financial Data
	As of December 31, 2006 (Audited)	As of December 31, 2005 (Audited)
Balance Sheet
Total Assets	$ 110,833.62	$ 22,298.82
Total Liabilities	85,005.45	118,443.45
Stockholders Equity	25,828.17	(96,144.63)
Statement of Operations
Revenue	$ 476,141.11	$ 99,620.77
Total Expense	347,273.31	186,466.55
Net Income (Loss) After Taxes	121,972.80	(159,705.78)

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) Our Failure to Raise Additional Capital Will Limit Our Ability to Conduct Our Planned Expansion of Operations.

We must raise additional capital to expand operations. Our current working capital of $ 76,618 will be insufficient to sustain our current operations for at least twelve months. Currently we are utilizing approximately $ 28,939 per month for our cash. The President of our company, Michael B. Cranfill provides any funds necessary to fulfill our needs in the event additional capital is needed and will continue to do so until adequate funding is obtained. Our planned expansion will take approximately twelve (12) months .. While our current method of operations follows a sound financial program, there is a moderate risk that we may not be able to increase revenue and income due to a higher cost of operations while we expand our operations.

(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Inability to Augment Our Client Base.

On December 31, 2006, we will have completed twenty years of operations. While we sustained operations as an ongoing business during this period, we have had both profits and losses during those years. We are not certain that we will be successful in increasing our client base.  One (1) client represented 73 % of our revenue for 2006, but this revenue is anticipated to drop to 63% in 2007 .. There is a risk to investors, in the event we do not increase our client base, that there will be no profits available for distribution to shareholders.

(3) We Have Generated Profits and Losses During Our Nineteen Years of Operations But We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since our inception in the year 1986, we have generated profits and losses. We are not certain that we will generate substantial revenues or be profitable in the future. For the year ending December 31, 2005 we had a loss of $ 159 ,705.78 ..  Investors are at risk to lose some or all of their investment should we not be able to generate revenues sufficient for profits and a distribution of dividends to our shareholders.

(4) We Are Dependent on a Key Person with No Assurance That He Will Remain with Us: Losing such a Key Person Could Mean Losing Key Business Relationships Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President/Director, Michael B. Cranfill. We are not certain that Mr. Cranfill will remain with the corporation due to the lack of an employment contract. If we lose our key person, our business may suffer. We depend substantially on the continued services and performance of Mr. Cranfill and, in particular, his 20 years of contacts and relationships, especially within the automotive repair equipment supply and distribution industry.

(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for automotive repair equipment and supplies is intensely competitive. While we have extensive experience in our industry, there are companies that are larger and have greater financial, marketing, and distribution resources than we have. Our ability to increase revenues and generate profits is directly related to our ability to compete with our competitors. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We are not sure that we will be able to compete successfully in the future. Our experience to date has shown the difficulty of penetrating the business for market share. As of the date of the filing of this Registration Statement SMI has had very limited success in gaining market share due to its commitment to provide consultation services for a single client..  Gaining customers will be difficult due to our competitors’ sizes and resources. If we are not successful in gaining market share our investors will be at risk to lose some or all of their investment or receive no dividends on their invested funds.

(6) In The Year 2007 We Are Dependent on One Major Customer For Most of Our Revenue.

We currently rely on one customer, Forward Lift, a subsidiary of Dover Corporation, to provide the majority of our revenue. For the year ended December 31 , 2006 this client represented 73 % of our revenue and, in 2007, we anticipate this client will represent 63%.  Investors would be at risk to lose all or part of their investment in the event we were to lose this client.

(7) There Are Necessary Relationships Within the Automotive Repair Equipment Industry That must Be Developed, and Any Interruption in These Relationships Could Have an Effect on Our Ability to Compete Effectively.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Our president, Michael B. Cranfill, has operated our company since inception. His contacts in the automotive repair equipment industry are necessary to our future success. We are reliant upon his contacts as a source of future clients. Should he fail to maintain these relationships or if there is any disruption in these necessary business relationships, we would have difficulty generating new contacts and thereby, difficulty competing effectively. It is his strong personal relationships with customers that must be maintained or the risk of loss of business is great.

Risks Related To This Offering

(8) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of the shares are at risk of no liquidity for their investment. Prior to this resale offering, there has been no established trading market for our securities, and no trading market for the securities may develop ..  Due to the limited services we offer, we anticipate that demand for our shares will not be very high. If a trading market does develop for the securities offered hereby, there is no assurance that it will be sustained. We plan to apply to have our common stock traded on the over-the-counter (“OTC”) Electronic Bulletin Board. Such application will be filed with the National Association of Securities Dealers (“NASD”). We do not know if such trading status will be obtained or that an established market for our common stock will be developed.

(9) Because it May Be Difficult to Effect a Change in Control of Shimoda Marketing, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Michael B. Cranfill, President and Director, currently holds approximately 59.88% of our outstanding voting stock. In addition, approximately 10% of our shares are owned by relatives and affiliates of Mr. Cranfill. If Mr. Cranfill and his relatives choose to keep all of their stock (that is, they sell none of their stock during the resale offering), Mr. Cranfill and his family will retain their status as controlling security holders. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Mr. Cranfill has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(10) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 1,670,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(11) Changes in the Prices of Automotive Equipment Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of Your Investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of automotive repair equipment. Changes in the price and supply of steel and parts are subject to and determined by market forces over which we have no control. Generally, higher steel and parts prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased costs to our customers. We are not sure that we will be able to pass through such costs through higher prices. If we experience a sustained period of high steel and parts prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

(12) Our Revenues Will Be Greatly Affected by the Price at Which Our Managed Distribution Channels Purchase Automotive Repair Equipment Products.

SMI currently manages the sale and distribution of vehicle Lifts , Hoists, and Collision Repair/Diagnostic equipment ..  The prices for this equipment can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of products of our competitors, and the level of government support.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

(13) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(14) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are made at the sole discretion of the Board of Directors, and we may never be in a position to make cash distributions. Since we have no independent Directors investors are at a high risk regarding their investment and any cash distributions.

(15) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The common stock of SMI is a penny stock and is subject to the penny stock rules. The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market. Trading in our common stock will be subject to the "penny stock" rules. Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment. Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies. As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

(16) We Have No Independent Directors on Our Audit Committee.

We have no independent Directors on our audit committee.  All decisions made on behalf of the Company will be made by those who have an interest in the Company.  Investors are at risk to lose part or all of their investment due to our not having any outside, independent Directors to provide neutral oversight.

(17) Our Board of Directors Will Set All Officer and Director Compensation.

All compensation for our Officers and Directors will be set by our Board of Directors that contains no independent Directors.  We believe the risk to investors to lose all or a part of their investment due to this lack of outside directors to set compensation is low.  Our current Board of Directors is still guided by our Code of Ethics however there is the risk that they may not follow this code.

 A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Shimoda Marketing, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

  an abrupt economic change resulting in an unexpected downturn in demand;

  governmental restrictions or excessive taxes on our products;

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

  over-abundance of companies supplying automotive repair equipment products and services;

  economic resources to support the promotion of new products and services;

  expansion plans, access to potential clients, and advances in technology; and

  lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The price of the shares offered in the resale offering was based on our own internal assessment and the price that prior shares were sold. The offering price bears no relationship whatsoever to our assets, book value, earnings or any other objective criteria. Among the factors considered were:

  Our lack of a trading market for our shares,

  The amount of capital contributed by our existing shareholders; and

  Our management expertise.

We intend to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Act of 1933. If our common stock is approved for quotation on the OTC Bulletin Board and a public market for our common stock develops, the actual price will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling security holders named in this prospectus.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our common stock will be traded on the OTC Bulletin Board or, even if our application for trading is approved, that a public market will ever materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

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contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

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contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

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contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

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contains a toll-free telephone number for inquiries on disciplinary actions;

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defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

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contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

•

bid and offer quotations for the penny stock;

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

•

the compensation of the broker-dealer and its salesperson in the transaction;

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the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

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a monthly account statements showing the market value of each penny stock held in the customer's account

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock since our stock will be subject to the penny stock rules ..  See IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK , page 7 ..

The CUSIP number for our common stock is 82454L 10 2.

Holders of Our Common Stock

As of the date of this registration statement, we have fifty-one (51) stockholders of record.

Rule 144 Shares

Subject to the manner of sale, notice and availability of current public information requirements of Rule 144 of the Securities Act, there are currently 1,670,000 shares of our common stock currently available for resale under Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

•

One percent of the number of shares of the company's common stock then outstanding; or

•

The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. None of the shares of our common stock are presently available to be sold by shareholders in compliance with Rule 144(k).

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Registration Rights

We have not granted registration rights to the selling security holders or to any other persons.

We are paying the expenses of the offering because we are seeking to:

•

become a reporting company with the SEC under the Exchange Act; and

•

enable our common stock to be traded on the OTC Bulletin Board.

We believe that the registration of the resale of shares of our common stock on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, if we are not able to generate significant profits or if the revenues earned by us fall short of our predictions, we will require additional financing for operational expenses. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the OTC Bulletin Board.  There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional commercial markets, changes in the market valuations of other automotive equipment and automotive equipment providers, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for automotive repair equipment in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,670,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we are registering. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a one year holding period.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Florida Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•

We would not be able to pay our debts as they become due in the usual course of business; or

•

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus relates to an offering of shares of our common stock owned by selling security holders. The selling security holders, which includes selling security holders and their transferees, pledgees, donees or their successors may offer for sale up to 1,670,000 of the 1,670,000 shares of our common stock issued to them at $1.00 per share. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were acquired by friends, family and personal business acquaintances of the President, Michael B. Cranfill. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Michael B. Cranfill. All selling security holders will sell their shares at $1.00 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. Each selling security holder is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933.  All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 1 ..0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus (1)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after resale offering is complete (2)	Position, office or other material relationship to the company within last three years
Cranfill, Michael	1,000,000	59.8000%	1,000,000	59.8000%	President, Director, Husband of Barbara
Cranfill, Barbara	20,000	0.0120%	20,000	0.0120%	Treasurer, Director, Wife of Michael
Benton, Kellye	20000	0.0120%	20,000	0.0120%	Secretary, Director, Wife of Damon
Benton, Damon	10000	0.0060%	10,000	0.0060%	Husband of Kellye
Brann, D. Cobra	10000	0.0060%	10,000	0.0060%
Girman Dedra,	10000	0.0060%	10,000	0.0060%
Brann, R. Mark	20000	0.0120%	20,000	0.0120%	Director
Brown, Doug	10000	0.0060%	10,000	0.0060%
Brown, Tara	10000	0.0060%	10,000	0.0060%
Claspell, Jennifer	20000	0.0120%	20,000	0.0120%	Sister of President Michael Cranfill
Claspell, Jerry	10000	0.0060%	10,000	0.0060%	Brother-in-law of President Michael Cranfill
Cooper, Kevin	10000	0.0060%	10,000	0.0060%
Cooper, Courtney L.	20,000	0.0120%	20,000	0.0120%
Cooper, Harold D.	10,000	0.0060%	10,000	0.0060%
Cranfill, Virginia	20,000	0.0120%	20,000	0.0120%
Curry, Sharon	10,000	0.0060%	10,000	0.0060%
Davis, Dale	10,000	0.0060%	10,000	0.0060%
Davis, Karen	10,000	0.0060%	10,000	0.0060%
Erdman, Candace	10,000	0.0060%	10,000	0.0060%
Geier, Jack	10,000	0.0060%	10,000	0.0060%

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Girman, John	20,000	0.0120%	20,000	0.0120%
Harris, Gail	10,000	0.0060%	10,000	0.0060%
Howgard, David	10,000	0.0060%	10,000	0.0060%
Howgard, Sallie	10,000	0.0060%	10,000	0.0060%
Humphrey, Eric	20,000	0.0120%	20,000	0.0120%	Son-in-law of President Michael Cranfill
Humphrey, Heather	20,000	0.0120%	20,000	0.0120%	Daughter of President Michael Cranfill
Cardell, John	20,000	0.0120%	20,000	0.0120%
Cardell, Melody	10,000	0.0060%	10,000	0.0060%
Kerr, A. Craig	20,000	0.0120%	20,000	0.0120%	Director
Kerr, Deborah	10,000	0.0060%	10,000	0.0060%
McGuinness Jr., Bernard	10,000	0.0060%	10,000	0.0060%	Brother-in-law of President Michael Cranfill
McGuinness, Karen	20,000	0.0120%	20,000	0.0120%	Sister of President Michael Cranfill
Ramos, Catherine	10,000	0.0060%	10,000	0.0060%
Schuessler, Donald	20,000	0.0120%	20,000	0.0120%	Brother of Treasurer Barbara Cranfill
Schuessler, Linda	10,000	0.0060%	10,000	0.0060%	Sister-in-law of Treasurer Barbara Cranfill
Schuessler, Joe	20,000	0.0120%	20,000	0.0120%	Brother of Treasurer Barbara Cranfill
Schuessler, Mercedes	10,000	0.0060%	10,000	0.0060%	Sister-in-law of Treasurer Barbara Cranfill
Schuessler, John	20,000	0.0120%	20,000	0.0120%	Brother of Treasurer Barbara Cranfill
Davis, Michelle	10,000	0.0060%	10,000	0.0060%
Tanner, Jeff	20,000	0.0120%	20,000	0.0120%
Tanner, Kimberly	10,000	0.0060%	10,000	0.0060%
Tapkas, James	10,000	0.0060%	10,000	0.0060%
Tapkas, Nadja	10,000	0.0060%	10,000	0.0060%
Thedford, Clay	10,000	0.0060%	10,000	0.0060%
Thedford, Dory	10,000	0.0060%	10,000	0.0060%
Vigil, John	10,000	0.0060%	10,000	0.0060%
Wayne, Stacy	20,000	0.0120%	20,000	0.0120%	Sister of President Michael Cranfill
Wayne, Steven	10,000	0.0060%	10,000	0.0060%	Brother-in-law of President Michael Cranfill
Wiley, Charlotte	10,000	0.0060%	10,000	0.0060%
Wiley, Roger	10,000	0.0060%	10,000	0.0060%
Wills, Cathy	10,000	0.0060%	10,000	0.0060%	Sister of President Michael Cranfill

(1) On September 13, 2004 the par value of the stock was changed from $1.00 to $0.01. As a result of this change a forward increase in the shares was executed for all the shareholders.

(2) The percentage held in the event the Selling Security Holders sell none of the 1,670,000 shares in the Resale Offering.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. We know of no selling security holder that is deemed to be a broker/dealer or an affiliate of a broker/dealer. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.  SMI will file a prospectus supplement to name successors to any named selling security holders who are able to use the prospectus to resell their securities.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

•

On such public markets as the common stock may from time to time be trading;

•

In privately negotiated transactions;

•

Through the writing of options on the common stock;

•

In short sales; or

•

In any combination of these methods of distribution

The sales price to the public is fixed at $1.00 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply to have our common stock traded on the OTC Bulletin Board, a public market for our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling security holder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•

The market price of our common stock prevailing at the time of sale;

•

A price related to such prevailing market price of our common stock; or

•

Such other price as the selling security holders determine from time to time.

The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of December 31 , 2006, we have expended approximately $ 28 ,120 of the estimated $41,100 cost of this offering. We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things, be required:

•

Not to engage in any stabilization activities in connection with our common stock;

•

Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•

Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

DESCRIPTION OF BUSINESS

Business Development

We were incorporated as Shimoda Marketing, Inc. on December 16, 1986, under the laws of the State of Florida. We amended our Articles of Incorporation on September 13, 2004 changing the par value of our stock and the total authorized capital stock. Since inception, we have acted as sales and marketing representatives for companies in the automotive repair equipment industry as well as consulting services to equipment manufacturers on how they can best attract and maintain new customers and how to service those customers.

Our business has evolved from consulting and equipment sales to end users in the automotive repair industry to its present status as a national/international sales and marketing representation company for OEM suppliers including consultative selling and servicing of OEM distributor and end-user customers as well as distribution channel set-up and management.  We believe that SMI has evolved and has become known in the industry as a “solution provider” for Equipment Manufacturers and Suppliers who have product to sell but who require outside expertise to secure and/or expand distribution channels for their products.

SMI currently establishes a full service source for sales, marketing, promotion, and distribution management for key accounts. SMI's intellectual capital results from over twenty (20) years in direct sales management, OEM (Original Equipment Manufacturer) account management; distribution management, and internal support program and private-label management at a national and international level. In the past three years, a "turnkey" management service program for automotive repair equipment to include product, delivery, installation, and service repairs was developed by SMI. By "turnkey" management service we mean the following:

  Management of global supply line for clients;

  Sales management of product line for clients;

  Coordination of product installations for national based clients ;

  Coordination of product shipment to distributor warehouse ;

  Creation of work order for services required (removal of old equipment / installation of new product );

  Negotiate single- source billing of service to national headquarters for large clients;

  Coordination of after -the-sale service support from national dispatch center ; and

  Coordination of de -commissioning /replacement of equipment ( after useful life ) for key accounts.

These "turnkey" services offer a cradle-to-grave concept and provides for a simplified management of national chain service centers and clients with multiple outlets throughout the country.

As sales and marketing representatives , SMI’s consulting service is inclusive of managing the sale, installation and servicing of equipment under its management agreements.  By overseeing the use of subcontract labor SMI is able to select certified installers for its customers’  projects.  The extension of subcontracted labor is for inspection and preventative maintenance of the equipment for which SMI has been contracted to manage installation and service.

The ability to offer the full range of products, services, and expertise now provides "value-added" benefits to key accounts seeking a competitive marketing edge beyond the best price.

Our Business

(1) Principal Products or Services and Their Markets

We provide clients with professional sales and marketing representation on behalf of automotive equipment manufacturers as well as consulting services in the automotive repair industry. The services we provide include:

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

A.

Sales

1.        Provides pricing tiers

2.        Prepares sales quotas and contracts for terms of selling

3.        Trains sales force(s) on products and competition

4.        Manages sales force(s) performance

5.        Advises clients of market feedback

6.        Offers strategic planning considerations to improve profits

B.            Marketing

1.        Introduce new products to long-term relationship accounts

2.        Properly position products with clients: Good, Better, Best

3.        Provide input for the creation of Literature

4.        Provide input for the development of websites

5.        Recommend specific distribution channels and provide strategy to maximize benefits of product

C.            Distribution

1.        Map sales territories

2.        Manage channel conflicts

3.        Develop traditional channels - working in conjunction with National Accounts, Government Agencies, Vo-Tech's, and Direct Sales Organizations.

D.            Equipment Servicing

1.        Coordinate installations as part of Key Account service

2.        Provide toll-free single contact national service dispatch center that directs service tickets to distribution channel that has been established

3.        Recommend preventive maintenance agreements that extend the life of Key Account equipment investments

4.        Manage service history of all equipment placed.

Our sales and marketing representation and our consulting services for our one (1) major commercial customer, Forward Lift, a subsidiary of Dover Corporation1, represented 73 % of our business for the year ended December 31 , 2006 .. All other distribution representation and consulting services represented approximately 38 % of our business during the fiscal year 2006.   Also in 2006, SMI began services to Chief Automotive Technologies, Inc. (a subsidiary of Dover Corporation).  During the second quarter of 2006 we began to increase our presence as sales and marketing representatives in the collision repair industry.    Thus, SMI does business with three (3) Dover Corporation companies: (1) Forward Lift , (2) Rotary Lift, and (3) Chief Automotive Technologies, Inc.  Initially our services concentrated in the automotive hoists segment of the market ..  This strategy also enables a national distributor network to be in place for the other product lines that will be introduced.  Expansion into collision repair equipment began in May 2006 when SMI began services to Chief Automotive Technologies, Inc..

SMI believes that this expansion into collision repair equipment is our initial expansion that should take approximately 12 months for the foundation to be laid prior to experiencing P&L reinforcement that it has been successful. SMI plans on concentrating on the anchor product of automotive commercial repair industry - the vehicle hoists. This strategy is based on the technical expertise required for the sale and the need for installations and service repairs. SMI will consult to large clients on the most functional units available for their specific applications , and recommend only certified service crews for installation and services. An inspection and preventive maintenance program will be offered to ensure the investment made will continue to be safe and durable during the normal product life cycle. When product repairs become a poor investment (based on our service repairs database maintained for each lift throughout the nation) we will consult with customers to replace old equipment with new ..

After -the-sale equipment services will be offered .. A single source contact will be provided for services dispatched and completed throughout North America.

1In 1999, Forward Manufacturing Company, Inc. was acquired by Rotary Lift, a subsidiary of Dover Corporation.  Subsequently, in 2006, Forward Manufacturing Company, Inc. was renamed Forward Lift, and is still a subsidiary of Dover Corporation.

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The lifts on which we will focus are the 10,000 lb. capacity two-post surface mounted units and 12,000 lb. capacity four-post surface mounted units. These lifts constitute an estimated 70% of the entire market (based on the Automotive Lift Institute monthly data reports.) Our suppliers will only be well financed operating entities that offer full product liability insurance in excess of $2M US dollars; quality products with a unique selling proposition, and a responsive technical support team to provide factory assistance and warranty coverage. SMI will offer a "24/6" program to be available for all emergency service calls to further accentuate its commitment to customer satisfaction. The following three vehicle hoists represent the core equipment in our product offering portfolio:

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

(2) Distribution Methods of the Services

The equipment we manage is drop shipped by our clients (equipment manufacturers) directly to distribution locations via ground transportation. We do not take title of nor bear the risks of ownership for this equipment – the equipment ownership goes directly from the equipment manufacturer to the client.   With the implementation of our expansion we will hire three key account managers to service our current and new clients. Each rep will cover a geographical area extending from their home city. Our account managers will be responsible for business development in their specific area. They will target the commercial segment as well as continuing to service existing clients. We will supply the reps with laptop computers and the appropriate software to down/upload data and information throughout the business day. Orders will come in to the central office and will be sent to the appropriate manufacturer for completion. The completed work product will be drop-shipped direct to the customer using land-based services.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Our product offerings have been typical middle of the road services to wholesalers, business to business, retail customers and high-end quality commercial automotive repair equipment users. We have chosen to refine the services that fall within our capability. While the Internet has provided a new tool for advertising and customer interface, there has been no significant change in services we provide. We will be utilizing the Internet as a mainstay of our future advertising and support for our account managers.

(4) Our Competition

There are approximately three (3) major players that offer "turnkey" operations on a regional basis in the industry. None has the national contacts and relationships with the key accounts that will be targeted - nor the independent service network to provide the critical support necessary to exceed their expectations for satisfaction.

The automotive repair equipment industry is undergoing a period of transition due to consolidation of car, truck, used vehicle and RV dealerships, service franchises, and the expansion of the big-box mass merchandisers in the automotive parts and service sectors.

Our primary competitors are Ten Hovey and Johnson Industries and they are the only competitors whose size encompasses regional areas. Each of these companies utilize in-house service companies, greatly limiting their ability to counteract a national player emerging in the industry with over 400 independent service centers that will cooperate with SMI for exclusive national arrangements. Our competition does not supply service for any of the products that SMI will offer creating a barrier to entry in servicing SMI’s clients. The lift industry is estimated to be approximately $260M annual business and represents approximately 25% of the independent equipment reseller's equipment offerings.

When we expand our operation, the next step would be to fill this distribution and service network with the second tier of SMI's equipment product portfolio which would include collision industry repair equipment.  Wheel service equipment (wheel balancers, tire changers, and alignment machines), air compressors, lubrication equipment, and oil tanks are considered third tier operations.  We intend to be a national sales and marketing representative for NARD which will allow SMI to expand to the third tier of operations which will include products such as wheel balancers, tire changers, brake lathes and nitrogen generators under the NARD label.  The offering of this equipment will increase the competitive position of SMI in the marketplace and will have a positive effect on our sales and net income.  When we have sufficient cash flow or when we raise additional capital we will look to expand into our third tier of operations.

In each case there will be incremental revenues derived from installations, parts sales, service, and leases or financing for each new product offering. In order to compete effectively in the automotive repair equipment industry, a company must provide quality services and products at a reasonable cost. The automotive repair equipment industry, as a whole, is characterized by intense competition with a large number of companies offering or seeking to develop services and products that will compete with those that we offer. It is our belief, based upon our experience that the failure rate of small businesses indicates that far too many begin operations prior to having the skills and knowledge necessary for the day-to-day business operations as well as the necessary capital. As a result, we developed our approach over our twenty (20) years of experience.

Our ability to provide personalized service through our account managers we believe will compete favorably with our competitors that provide products and services similar to ours because those firms still focus on providing products and services through a brick and mortar facility.  Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added, or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for business consulting activities. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

(5) Sources and Availability of Raw Materials

We market products and provide services and, as a result, we have to maintain relationships with our suppliers and we will not necessarily have any concern with raw materials, however we will have a dependence on two (2) specific suppliers.  These specific suppliers are the industry’s two primary suppliers and will provide for a continuous supply of the products we will need. We have specific agreements with these two suppliers.  Additionally we will be dependent on good account managers. The availability of account managers with the education and experience we need does not seem to be critical at this time. The relationships we have developed with other firms and suppliers have resulted in the ability for us to have a large pool from which to choose our account managers.

(6) Dependence on Limited Customers

At the present time we do not have to rely on one (1) major customer for the majority of our revenue. Our expanding operations are allowing us to shed our prior dependence on this one (1) major customer, Forward Lift and our expansion is providing us with multiple revenue streams from customers. We will not have to rely on any one or a limited number of customers for our business. We expect to continue to increase our client base more as we continue to expand.  We had one large commercial client, Forward Manufacturing Company, Inc., now Forward Lift (since being acquired by Rotary Lift) that provided our revenue while we more fully developed our expansion plan .. In the first quarter of 2006 this customer supplied 100% of our revenue. As of December 31, 2006 this amount was reduced to 73% of our revenue and we anticipate this amount will be reduced by an additional 14% during 2007 ..

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a) these agreements will not be breached;

(b) we would have adequate remedies for any breach; or

(c) our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights. While we never trademarked our name we enjoy being known as “SMI” for the last twenty (20) years.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval.

(9) Government Regulation

As a consulting company, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our activities are subject to local business licensing requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. Over the years our compliance with OSHA was always in order as proven by our never having a single issue with OSHA.

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(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent minimal monies on Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

We are not subject to any federal, state or local environmental laws that we are aware of.

(12) Our Employees

As of December 31, 2006 , we had one employee, Mr. Michael B. Cranfill. As our founder and President, Mr. Cranfill currently provides his time as our only employee, paid on an irregular basis. Mr. Cranfill currently provides the strategic direction and the necessary labor to support the operation. We currently have no key employees, other than Michael B. Cranfill our President/Director. Mr. Cranfill received $30,000 from SMI during 2006, but is not receiving other stock benefits for his performance.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Florida Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than as follows:

•

The Company has relationships with two affiliated companies , Chrysalis Resource Management Incorporated (CRMI) and DACK, LLC.

o

CRMI’s sole shareholder, Barbara Cranfill, is also an officer and shareholder in our Company.   CRMI provides a variety of administrative support to us and the transaction we consider to be at prevailing market rates. During the years ended December 31, 2006 and 2005 , we paid CRMI $46,200 and $20,000 , respectively, for administrative support. In management’s opinion, payments for these services are at prevailing arm’s length market rates. The Company has also advanced funds to this affiliate, of which $13,148 is currently due the Company and which are non-interest bearing.

o

DACK, LLC is owned by A. Craig Kerr, a Director and shareholder in our Company who provides contract labor to our company.    DACK, LLC provides administration of corporate accounts to include all material and labor necessary to complete each job. DACK, LLC received no compensation in 2005 and for the year ended December 31 , 2006 DACK, LLC received $75,500.  In management’s opinion, payments for these services are at prevailing arm’s length market rates.

o

Mr. Cranfill receives no compensation from our payments to these affiliated companies ..

•

In the years 2004 and 2005 our President Michael B. Cranfill received $181,167 and $181,158 respectively while in the employ of Forward Manufacturing Company, Inc.  In 2005, Mr. Cranfill was President of Forward Manufacturing Company and was instrumental in guiding the company to the No. 3 market share position while managing seventy-six (76) employees at the company's Ft. Worth, Texas plant.  During 2004, Mr. Cranfill was the Vice-President of sales and marketing.  Forward Manufacturing Company was acquired by Rotary Lift, a subsidiary of the Dover Corporation, in 1999 and renamed Forward Lift in 2006. Upon his resignation from Forward Manufacturing, Mr. Cranfill was extended a long-term opportunity to continue to manage global distribution channels and national accounts for Forward Manufacturing.  Mr. Cranfill continues to provide his consulting services to Forward Lift  through SMI which received $337,953 in 2006.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

•

The Company has had loans made to it from our majority shareholder, Michael Cranfill.  In the year 2006 Mr. Cranfill made loans totaling $40,000.00 to the company that are not interest bearing and in the year 2005 Mr. Cranfill advanced the company loans totaling $64,313 that are also non interest bearing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business

Our business has evolved from consulting and equipment sales to end users in the automotive repair equipment industry to its present status as a national/international sales and marketing representation company for OEM suppliers including consultative selling and servicing of OEM’s distributor and end-user customers as well as distribution channel set-up and management.  We believe that SMI has evolved and has become known in the industry as a “solution provider” for Equipment Manufacturers and Suppliers who have product to sell but who require outside expertise to secure and/or expand distribution channels for their products.

Presently our President, Michael B. Cranfill, provides the necessary services to our clients. He has been developing his skills since inception (over twenty (20) years) to provide leadership for employees that will be hired when we have the necessary capital.

We intend to establish three (3) account managers by April 2008 ..  Each of the three (3) account managers will be assigned to a specific account :

1.

Rotary Lift, a subsidiary of Dover Corporation

a.

We currently have an agreement with Rotary Lift, a Division of Dover Industries, Inc.  Rotary Lift is in the business of manufacturing, selling, and servicing hydraulic lifts and related equipment. The agreement calls for us to act as an independent sales and marketing representative to solicit orders for products and services in Rotary Lift’s name from targeted accounts located within a designated territory.  The orders are to be at prices specified by Rotary Lift and subject to Rotary Lift’s then current published terms and conditions of sale.

b.

Specifically, the agreement specifies that we will and will cause authorized salespersons to make sales calls, manage sales leads, coordinate bid opportunities, develop action plans, participate in training activities, assist with credit issues, provide other general sales and marketing assistance that may be required, and actively develop and provide to Rotary lift competitive intelligence information.

c.

SMI shall earn commissions for all sales of products and services made by Rotary in the targeted territory.  The agreement is to remain in effect until December 31, 2007 with a renewable option.  There is a provision for SMI to cancel this agreement with one hundred twenty (120) days written notice to Rotary.  There is also a provision for Rotary to cancel the agreement with a minimum of thirty (30) days written notice to SMI.

d.

The agreement specifies that SMI, and its president, Mr. Cranfill, will not and will cause its employees, including authorized sales persons, not to sell or offer for sale any products or services which are competitive with any of Rotary Lift’s products and services during the agreement’s term and for a period of 180 days thereafter.

2.

Chief Automotive Technologies, Inc. , a subsidiary of Dover Corporation

a.

We currently have an agreement with another division of the Dover Corporation, Chief Automotive Technologies, Inc. (“CAT”).  CAT is in the business of manufacturing, selling, and servicing collision repair equipment and is engaging Mr. Cranfill as its Vice President of Sales and Distribution representative in North America.

b.

The agreement specifies that Mr. Cranfill will solicit orders for products and services in CAT’s name at the prices specified by CAT and subject to CAT’s then current published terms and conditions of sale.  Further, the agreement specifies that Mr. Cranfill will not accept, approve, or execute any order, contract, other document or obligation on behalf of or in the name of CAT without obtaining CAT's permission.

c.

SMI and Mr. Cranfill will not sell or offer for sale any products or services which are competitive with any of the products and services in the markets CAT serves during the agreement's term and for 180 days thereafter.  SMI and Mr. Cranfill may not serve as representative for any other competitor during the term of the agreement, which is May 22, 2006 through May 21, 2007.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

d.

Our current agreement expires on May 21, 2007 with a renewable option, and will be renewed on May 21, 2007.  Compensation for SMI’s services is at the rate of $16,666.00 per month.  All expenses are to be paid by SMI except those related to trade show attendance by SMI.

3.

National Account Resource Division (NARD)

a.

We do not have an agreement in place with NARD but are in negotiations.

We plan to maximize our services nationally by the third quarter of 2008. We believe it is appropriate for us to have a presence in the major cities so that we can work effectively with local small businesses as well as the large commercial market segment. We plan to raise additional funds either through subsequent offerings of our shares or through other financing arrangements, such as borrowings. If we are not able to raise additional funds, we will likely not be able to expand our operations.

We will compete with regional suppliers of automotive equipment as well as national manufacturers and distributors. Our website is operational.  Our Internet address is www.shimoda.us.  We will also compete with other Internet-based companies and businesses that have developed and are in the process of developing competing websites. We cannot guarantee that other websites or functionally similar services have not been developed or are not in development. Many of these Internet-based competitors have greater financial and other resources, and more experience in research and development, than we have. Our website is user-friendly and provides prospective clients with a complete listing of our available services. We plan to redesign our website to allow current and potential clients to ask our account managers introductory questions via e-mail. The Company believes that it cannot accurately estimate the cost of this redevelopment of our website due to our inability to define customer requirements to have our website interactive with distribution channel and home offices enabling order status checks, freight tracking numbers and invoices.  When we are able to more clearly define these needs we will be able to accurately assess the cost of redesigning our website. We believe that interchange will allow us to tailor our services to each particular client. For those potential clients who have needs that we cannot fulfill, we are building a referral network to further entrench us in our industry. We do not expect to have this redesigned website operational until we secure additional capital. However, as of the date of this prospectus, our website redesign has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin redevelopment of our website. We do believe that the redevelopment can be fully operational within thirty days after securing funds. We will hire an employee who will redesign and maintain our website and provide continual updates to our site with the most current information for our potential clients. Assuming our proposed redesigned website becomes operational, we expect to next focus on expanding the scope of our Internet presence. We hope to achieve such expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

(i) How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to implement our expansion strategy. We had a net profit of $121,973 for the year ending December 31, 2006 ..  For the year ended December 31 , 2006 we had total current assets of over $ 89,0 00. Due to the efforts of our President and his generation of sales and income from consulting services , we have the necessary cash and cash equivalents to satisfy our cash requirements for the next twelve months. Failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. In the event we need additional funds, we cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations to the level we believe we are capable .. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expansion. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, only one of our officers or directors has specifically agreed to pay our expenses should we need such assistance. Our President, Michael Cranfill, has orally agreed to continue to fund the company when additional funds are necessary. He believes it is in his best interest to continue to do so after twenty (20) years in business. The Board of Directors does not believe it is necessary to have any contract in writing from Mr. Cranfill regarding this commitment.

For the year ended December 31, 2006 we had net income from operations after providing for taxes of $ 121,972 or $0.07 per share . Our $ 121,972 in net income increased our cash on hand to a total of $ 51,355 at December 31, 2006.  Our current assets of $89,013 combined with our sales will satisfy our cash requirements for the next twelve months. During the

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

year ended December 31, 2005 our net loss of $129, 706 , while partially offset by additional loans of $64, 313 from Mr. Cranfill, still resulted in a net decrease in cash available of $59,752 at December 31, 2005 compared to December 31, 2004. Our cash available at the end of the year December 31, 2005 was $5, 300 .. At our current burn rate of cash of approximately $ 28,939 per month we will have sufficient cash for the next twelve months. We believe that the decrease in our revenue in the years 2004 and 2005 was primarily due to our President spending significant time developing our plans for expansion and less on actual selling while he was President at Forward Manufacturing.  Our financials, specifically our Statement of Operations , clearly define the type of expenditures we have had to make during the last two complete years.  We do not anticipate any major changes other tha n expenditures for contract labor and the cost of equipment purchases.

The implementation of our expansion strategy is estimated to take approximately 12 months.  We have begun some expansion activity to gain additional clients. The major parts of the strategy that are being immediately implemented are sales and marketing and office equipment and human resource procurement.

The following tables show a comparison of our balance sheet and income statements for the years ending December 31, 2005 and 2006.  We directly attribute the changes to our President Mr. Cranfill devoting his time solely to SMI’s operations.   We have been able to focus on our consulting services and our operating as sales and marketing representatives as well as sales and distribution representatives for Forward Lift and Chief Automotive Technologies.

Table 2.0 December 31, 2006 and 2005 Balance Sheets

	31-Dec-06	31-Dec-05	Change	% Change
ASSETS

Current Assets:
Bank of America	$51,355.32	$5,299.98	$46,055.34	868.97%
Accounts Receivable	37,657.51	0	$37,657.51	-
Total Current Assets	89,012.83	5,299.98	$83,712.85	1579.49%
Fixed Assets:
Machinery & Equipment	107,727.28	102,333.55	$5,393.73	5.27%
Accumulated Depreciation	(99,049.47)	(95,592.33)	($3,457.14)	3.62%
Total Fixed Assets	8,677.81	6,741.22	$1,936.59	28.73%
Other Assets:
Due from Affiliate - NOTE D	13,142.98	10,257.62	$2,885.36	28.13%
Total Other Assets	13,142.98	10,257.62	$2,885.36	28.13%
TOTAL ASSETS	$110,833.62	$22,298.82	$88,534.80	397.04%
LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities:
Current Liabilities:
Accounts Payable	$2,500.00	$2,500.00	$0.00	0.00%
Income Taxes Payable	5,527.00	0	$5,527.00	-
Deferred Tax Liability	1,368.00	0	$1,368.00	-
Pension Plan Payable	3,000.00	0	$3,000.00	-
Total Current Liabilities	12,395.00	2,500.00	$9,895.00	395.80%

Long Term Liabilities:
Shareholder Loans - NOTE C	72,610.45	115,943.45	($43,333.00)	-37.37%
Total Long Term Liabilities	72,610.45	115,943.45	($43,333.00)	-37.37%
TOTAL LIABILITIES	85,005.45	118,443.45	($33,438.00)	-28.23%
Stockholders' Equity:
Common Stock, $0.01 par value, 75,000,000 shares
authorized, 1,670,000 shares issued & outstanding	16,700.00	16,700.00	$0.00	0.00%
Paid in Capital	172,197.37	172,197.37	$0.00	0.00%
Retained Earnings	(163,069.20)	(285,042.00)	$121,972.80	-42.79%
Total Stockholders' Equity	25,828.17	(96,144.63)	$121,972.80	-126.86%
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$110,833.62	$22,298.82	$88,534.80	397.04%

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Table 3.0 December 31, 2006 and 2005 Statements of Income

	2,006	2,005	Difference	%Change
Income:
Consulting Income	464,234	350	463,884	132,538%
Equipment Sales	0	96,760	(96,760)	(100) %
Other Income	11,907	2,511	9,396	374%
	476,141	99,621	376,520	378%
Cost of Goods Sold	0	72,760	(72,760)	(100) %
Gross Profit	476,141	26,861	449,280	1,673%
Operating Expenses:
Advertising/Marketing/Trade Shows	8,497	1,442	7,055	489%
Bank Service Charges	262	158	104	66%
Benefits Expense	5,292	3,334	1,958	59%
Depreciation Expense	3,457	4,296	(839)	(20) %
Contract Labor	116,650	0	116,650	100%
Dues and Subscriptions	0	162	(162)	(100) %
Insurance	13,010	0	13,010	100%
Licenses and Permits	0	64	(64)	(100) %
Miscellaneous/Administrative	3,138	2,243	895	40%
Office Supplies	8,307	3,736	4,571	122%
Officer Salary	30,000	30,000	0	0%
Outside Services - NOTE D	46,200	20,359	25,841	127%
Professional Fees	28,121	49,373	(21,252)	(43) %
Rent - NOTE H	11,334	0	11,334	100%
Taxes	3,462	150	3,312	2,208%
Telephone	15,683	1,029	14,654	1,424%
Training	5,154	10,459	(5,305)	(51) %
Travel and Entertainment	48,707	59,762	(11,055)	(18) %
	347,274	186,567	160,707	86%
Income From Operations	128,867	(159,706)	288,573	181%
Provision for Income Taxes – Note A	6,895	0	6,895	100
Net Income	$121,972	($159,706)	$281,678	176%

The significant increase in consulting income reflects Mr. Cranfill’s change from working full time at Forward Manufacturing to working full time with SMI and, thus, the increase in contracts for consulting services.  The increase in Advertising/Marketing/ Trade Shows and Telephone also correspond to Mr. Cranfill working full time with SMI.  The increase in Taxes reflects the change in compensation treatment:  In 2005, $30,000 was noncash, contributed capital, and in 2006, $30,000 was actual salary, subject to the employer payment of social security and Medicare taxes along with federal and state unemployment taxes.

(ii) Summary of product research and development

We are not currently nor do we anticipate in the future conducting any research and development activities, other than the development of our proposed website and looking into a possible new industry to target for offering our services. However, we do plan to market ourselves aggressively.  Our lack of research and development is due mainly to the fact that it is the responsibility of the equipment manufacturers to provide their own research and development.

(a) Marketing Plan

One of the keys to the SMI marketing plan is the firm's excellent reputation in the industry. SMI has had the industry's largest lift supplier as a client for the past five years. Having managed the premier distribution channel while in the industry the past twenty years, relationship selling has been a strategic aspect of the company's success. SMI will capitalize on these relationships to capture clients on a national basis. Exhibiting at key industry trade shows such as NADA (National Automotive Dealers Association), SEMA and AAPEX (Specialty Equipment Manufacturer's Association and Automotive Aftermarket Parts

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Exposition), and NACE (National Automotive Collision Exposition) will provide SMI national exposure in a brief period (over ten month span). It is estimated that 75% of potential accounts will be attending these industry events.

Management believes that it will spend between $7,000 - $23,000 toward the costs associated with our sales and marketing plan. This is to specifically cover our website development, company brochure, Power Point presentations, capability brochure and media relations.  We are unable at this time to develop a timeline for the implementation of each of these items due to our lack of feedback from our clients as each of these will be customized to the specific requirements of the national accounts.

Our website, www.shimoda.us , will be transformed into an interactive website providing easy access for federal and state procurement offices , architects and general contractors, and purchasing managers of the targeted large clients SMI will seek.  A company brochure detailing our "turnkey" offerings and detailing our national service network will be completed fourth quarter 2007 ..  The cost of our brochure will be linked to our capability brochures featuring our various products and services.  We estimate that it will cost between $2,000 - $4,000 for our brochures.  We anticipate the second quarter of 2008 for availability.

Membership in state Automotive Service Centers (ASC) and the nationally renowned Equipment Tool Institute (ETI) will also be tactical promotions in reducing our time in gaining market awareness on a national level.

Our additional marketing initiatives will include:

  utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

  links to industry focused websites;

  affiliated marketing and direct mail; and

  promoting our services and attracting businesses through our website.

(b) Sales Strategies

Capability Brochures. We expect to create a capability brochure featuring our family of services and products. This will be a high quality brochure with extensive detail.

Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our products, services and technologies as the solution to targeted customer segments.  Coverage of SMI and Mr. Cranfill has begun independently of our efforts with articles being published in trade magazines.  We anticipate no cost to SMI for media coverage.

(c) Other Markets

During our twenty (20) years of operations we have fully developed our target markets. Our new account managers will be responsible for more fully developing their geographic markets as well as any potentially new markets.

(iii) Any expected purchase or sale of plant and significant equipment?

We do anticipate purchases of significant equipment other than general office supplies and general office equipment, should we have sufficient funds to purchase such equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. We will purchase various vehicle hoists and ancillary equipment for the purpose of training new distributors and key National Account personnel.  The exact cost of the purchases of vehicle hoists and ancillary equipment is unknown at this time.  We believe we will have to spend between $70,000 - $410,000 on equipment purchases.

(iv) Employees

As of December 31 , 2006 we had one employee, Michael B. Cranfill and three independent contractors. As our founder and President, Mr. Cranfill currently provides his time as our only employee, paid on an irregular basis. We anticipate that we will not hire any additional employees in the next six months unless we generate significant revenues. From time to time, we anticipate using the services of an outside firm for additional website design and development.

With our growth strategy our objective is to expand our operations by adding staff while increasing our market presence. We anticipate achieving growth by hiring additional staff, installing computers, and launching a professionally designed website to attract new clients. We plan to hire individuals with the following strengths:

- Account Manager: This position requires an individual experienced in marketing to small businesses and developing and implementing ongoing marketing strategies. This position will be a liaison between us and those businesses which traditionally utilize automotive repair equipment.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

- Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.

- Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to redesign and maintain our website. We believe that our website will be an important tool to expand our area of operations and client base.

Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring three to five additional employees over the next 12 months.

Results of Operations

General

During the year ended December 31, 2006 , our assets consisted of our cash and equipment and our revenues were generated from consulting and sales representative services related to equipment sold to businesses at large. The following table shows our revenues, expenditures and net income for the years from 2005 -2006.

Table 4 ..0 Revenues, Expenditures and Net Income

YEAR	REVENUE	COST OF GOODS SOLD	EXPENSES	NET INCOME
2006	$476,141	-	$347,273	$121,973
2005	$99,621	72,760	$186,567	($159,706)

Although we are seeking to expand services to areas outside of Texas, the uncertain economy could have a material adverse effect on such plans. While we have seen improvement in the business economy, we cannot be assured that continued recovery will occur.

Results of Operations for the Period Ended December 31, 2006

During the year ended December 31, 2006, we had revenues of $476,141.  Costs associated with this revenue were $347,273.

Our revenue increased approximately $363,313 from 2005 and our expenses compared to 2005 were approximately $87.974 more.  Our consulting income increased by nearly $464,000 from 2005.  This is a direct result of our President Michael Cranfill being available full-time to SMI.  Our equipment sales income decreased by approximately $96,760 during this same period.  We attribute this decrease to SMI concentrating its efforts in the consulting area where profit margins are higher.

We attribute our increase in revenue of over 300% to our President being available for full-time employment with SMI.  Mr. Cranfill’s prior employment with Forward Manufacturing was designed to assist in the development of a continuing beneficial relationship between SMI and Forward for the long-term.

We utilized approximately $97,667 of cash flow with our operating activities. We had net income after taxes of $121,973 or $0.07 per share. Our increase in cash and cash equivalents of $46,055 when combined with our cash and cash equivalents at the beginning of the period, January 1, 2006, provide us cash and cash equivalents of $51,355 at December 31, 2006.

We utilized $5,394 of cash flows for investing activities for the year ended December 31, 2006, and our financing activities used $46,218 of cash flows. These financing activity cash flows were generated by shareholder loans of $43,333 and a loan from an affiliated company, Chrysalis Resource Management Incorporated (CRMI), of $2,885. The result of the above activities was a total increase in cash and cash equivalents for the year ended December 31, 2006. We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate a continued increase in our business based on our current operations and the activities of our officers and directors. We saw an increase of almost $370,000.00 in revenues from the fiscal year 2005 due to the efforts of our President, Mr. Cranfill.

As a paid employee of Forward Manufacturing Co., Inc. during 2004 and 2005, Mr. Cranfill was required to restrict his business activity with SMI during this two (2) year tenure to avoid any possible conflict of interests.   During the year 2004 Mr. Cranfill was V.P. Sales & Marketing with Forward and then in 2005 he was promoted to President. This restriction applied from January 1, 2004 through December 31, 2005. During this two (2) year period of employment with Forward Manufacturing Mr. Cranfill worked nights and weekends (part-time) to continue to support the operations of SMI. While this contributed heavily to the loss shown by SMI in the years 2005 and 2004, the fiscal year 2006 showed a major increase in business for SMI. SMI has received additional consulting with a major collision repair equipment company as well as national account management services being rendered.  Our consulting in the collision repair segment is with Chief Automotive Technologies, Inc. (A Division of Dover Industries, Inc.).

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Results of Operations Ended December 31, 2005

During the year ended December 31, 2005, we had revenues of $99,621.  Costs associated with this revenue were $259,327 of which $72,760 was associated with our cost of goods sold and $186,567 was associated with normal operating expenses.

Our revenue decreased approximately $107,500 from 2004 and our expenses compared to 2004 were approximately $10,000 less.  Our consulting income decreased by over $78,500 from 2004.  This is a direct result of our President Michael Cranfill being under contract to Forward Manufacturing and his not being available full-time to SMI.  Our equipment sales income decreased by approximately $18,000 during this same period.  We also attribute this decrease to Mr. Cranfill’s unavailability to SMI.

Our decrease in revenue we attribute to our President being in the employ of Forward Manufacturing and not being available for full-time employment with SMI.  Mr. Cranfills’ employment with Forward Manufacturing was designed to assist in the development of a continuing beneficial relationship between SMI and Forward for the long-term.

We utilized $120,409.93 of cash flow with our operating activities. We had $159,706 of net loss which included $4, 296 of noncash depreciation expense. When the noncash depreciation expense of $4, 296 is added back to the net loss of $129, 706 , along with the increase in payables and decrease in deposits of $2,500 each respectively, the result is the $120, 410 total cash flows utilized by operating activities.

We utilized $3, 865 of cash flows generated purchasing fixed assets for investing activities for the year ended December 31, 2005, and our financing activities generated $64,522 of cash flows. These financing activity cash flows were generated by shareholder loans of $64, 303 and a loan from an affiliated company, Chrysalis Resource Management Incorporated (CRMI), of $142 along with $67 from the issuance of shares of the company’s common stock. The result of the above activities was a total decrease in cash and cash equivalents of $59,752 for the year ended December 31, 2005. When this decrease was subtracted from the company’s cash and cash equivalents of $65,052 at the beginning of the year, the result was a total of $5, 300 of cash and equivalents as of the company’s December 31, 2005 year end. We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current operations and the activities of our officers and directors. We saw a decrease of almost $100,000 in revenues from the fiscal year 2004 due to a retrenchment in operations. This retrenchment was due to Mr. Cranfill's acceptance of the position of President of publicly held Forward Manufacturing Co., Inc. SMI has been providing services for this company for the prior fourteen (14) years. The key strategic purpose of this effort was to enable SMI to be awarded key account management as a consultant after the two (2) year tenure of Mr. Cranfill was completed. As a result of Mr. Cranfill’s efforts, SMI was awarded account management of a key account base.  This key account base is included in our agreement with Rotary Lift and is a part of our normal course of business operations and is not considered a material agreement by SMI.

As a paid employee of Forward Manufacturing Co., Inc .. during 2004 and 2005 , Mr. Cranfill was required to restrict his business activity with SMI during this two (2) year tenure to avoid any possible conflict of interests.   During the year 2004 Mr. Cranfill was V.P. Sales & Marketing with Forward and then in 2005 he was promoted to President .. This restriction applied from January 1, 2004 through December 31, 2005. During this two (2) year period of employment with Forward Manufacturing , Mr. Cranfill worked nights and weekends (part-time) to continue to support the operations of SMI. While this contributed heavily to the loss shown by SMI in the years 2005 and 2004, the first quarter 2006 increase in business for SMI is already showing the financial benefits. SMI has received additional consulting with a major collision repair equipment company as well as national account management to manage national distribution networks.  Our consulting in the collision  repair segment is with Chief Automotive Technologies, Inc. and is a part of our normal course of business operations and is not considered a material agreement by SMI.

Liquidity & Capital Resources

During the last five (5) years the company has concentrated its efforts in market share penetration. The automotive repair market trend has shown a steady increase in both the number of large users of equipment and the rate at which small users are disappearing. Management believes it can capitalize on both these trends by utilizing a controlled growth and sound financial plan to locate and keep clients. In the event a downturn in the market occurs, the company plans to tighten its plan on the acquisition of new clients to avoid overextending the internal resources of the company ..

Our internal liquidity is typically provided by our operations. During periods when the company needs additional funds, our President Michael B. Cranfill will provide any necessary capital. In the event a building is located and can be leased at a price under market value and the building can be remodeled to accommodate the company, the company will consider leasing in order to enable expansion of warehouse space in a cost effective manner.

While the capital resources of the company were limited in the years 2004 and 2005 from a cash prospective, our cash flow and cash and cash equivalents has increased significantly in the fiscal year 2006.  This we attribute directly to the efforts of Mr.

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Cranfill selling and marketing the products and services offered by SMI.   In the event a supplier or lender requires additional credit to obtain equipment or other business supplies, our officers and directors are willing to extend their credit to accomplish the purchase.

During the second and third quarters of the Company's 2005 year, Management and the Board of Directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion. Pursuant to the Company’s Board of Directors authorization of the sale of shares of the Company’s stock at $0.01 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of June 30 , 2005, the Company had sold 6,700 additional shares of its common stock pursuant to this authorization. During the third quarter of 2005, the Company’s management and Board discussed and decided that, while the expansion of its business into additional lines provided additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of providing sales, marketing and distribution representation as well as consulting services in the automotive repair equipment market. Subsequent to our initial SB-2 filing we have removed our primary offering as management believes it will be successful in raising funds privately when and if necessary ..

In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into providing additional services and increased revenue streams have strengthened and diversified the Company. Management believes that the diversification into consulting services and the product lines offered by SMI have helped the company increase its revenues and net income .. Since the service network is already provided via the independent distributors of Forward Lift, duplication efforts are not required for wheel service and collision repair equipment ..  We have no written agreement through Forward Lift pertaining to the service network of independent distributors of Forward Lift.  We maintain our own contact with the individual distributor for use of their services.   The Company believes it has methodically built the intellectual capital/knowledge base and a unique, well-rounded supporting infrastructure (i.e., providing the additional ancillary supporting products) that, once adequately capitalized, will become a competitive and unique force in the existing and growing automotive repair equipment market. We have generated enough revenue and profits to begin expansion and funds may or may not be needed to permit us to continue to move forward with our expansion.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues through the fiscal year ending December 31, 2007 as compared to 2006 ..

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 5 ..0 Directors and Executive Officers

Name	Age	Position
Michael B. Cranfill	56	President, Chairman of the Board of Directors (1)
Barbara Cranfill	53	Treasurer/Director (2)
Kellye Benton	37	Secretary/Director (3)
R. Mark Brann	56	Director (4)
A. Craig Kerr	44	Director (5)

(1) Mr. Cranfill was President of Forward Manufacturing Company a subsidiary of Dover Corporation, an NYSE listed company.

(2) This will be the first Directorship of a reporting company held by Ms. Cranfill upon effectiveness of our registration statement.

(3) This will be the first Directorship of a reporting company held by Ms. Benton upon effectiveness of our registration statement.

(4) This will be the first Directorship of a reporting company held by Mr. Brann upon effectiveness of our registration statement.

(5) This will be the first Directorship of a reporting company held by Mr. Kerr upon effectiveness of our registration statement.

Background of Executive Officers and Directors

- Michael B. Cranfill has served as our President/Chairman of the Board of Directors since December 16, 1986. Mr. Cranfill began his tenure at the company being responsible for all of the day to day operations. This included sales, marketing, bookkeeping/accounting, overseeing the installation of equipment as well as the maintenance of the equipment. The responsibility of hiring and training independent contractors fell on Mr. Cranfill. He developed the necessary job descriptions and company manual providing all the policies and procedures of the company. In coordination with his accountants he set the internal controls over the accounting and financial management of the company. During his twenty (20) years as the President he developed the critical relationships with major clients as well as suppliers and subcontractors. We believe Mr. Cranfill has the skills that have

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 made the company a quality provider  of services in the automotive repair equipment industry. In 2005, Mr. Cranfill was President of Forward Manufacturing Company and was instrumental in guiding the company to the No. 3 market share position while managing seventy-six (76) employees at the company’s Ft. Worth, Texas plant. Mr. Cranfill was employed at Forward Manufacturing from January 1, 2004 through December 31, 2005.  During 2004, Mr. Cranfill was the Vice-President of sales and marketing.  Forward Manufacturing Company was acquired by Rotary Lift, a subsidiary of the Dover Corporation (DOV-NYSE), in 1999 and renamed F orward Lift in 2006. Upon his resignation from Forward Manufacturing , Mr. Cranfill was extended a long-term opportunity to continue to manage global distribution channels and national accounts for Forward Manufacturing ..  Mr. Cranfill continues to provide his consulting services to Forward Lift ..  Previously Mr. Cranfill served as General Manager of Automotive Distribution Group (ADG ), a subsidiary of a $4B+ private Toyota distributor in Florida. He managed a team of ninety-five (95) associates and distributors. ADG provided OEM products to the Toyota importer and to the 172 dealers in the network it served. Prior to ADG he was a National Sales Manager for Easton Chemicals where he established a sales organization for a start-up acquisition company for the private Toyota Distributor that became a key supplier of truck bedliners for Southeast Toyota Distributors. As a National Sales and Marketing Manager for Sun Electric Corporation he introduced a new product line and managed a direct sales force for the industry’s largest provider of automotive repair equipment in the world at that time.

- Barbara Cranfill has served as our Treasurer/Director since January 1992. Ms. Cranfill is the founder and CEO of Chrysalis Resource Management Incorporated (CRMI) with ten (10) years of business experience specializing in corporate benefit plans, asset management and strategic planning implementation and administration for small companies in the Dallas-Ft. Worth metroplex. Prior to establishing her own company and functioning as our Treasurer and as a Director of SMI, Ms. Cranfill served in various executive assistant management positions at Toyota; Forward Manufacturing; Cheng & Davenport Accountants; and Ford Aerospace.

- Kellye Benton has served as our Secretary and as a Director since September 17, 2004. Ms. Benton is the CEO of KB Services since 2002. Additionally, she is employed by Hanmecson International.  She provides administrative and consulting services to various companies in the Dallas-Ft. Worth area. From 1999-2005 she was a Key Account Manager at Forward Manufacturing Company reporting directly to the President. She began her career at Forward in 1990 and has held several positions including that of Human Resources Manager from 1994-1997.

- A. Craig Kerr has served as a Director since September 17, 2004. Mr. Kerr holds a Bachelor of Business Administration from Tarleton State University. He is currently the CEO of DACK Corporation since 2005. Prior to DACK he was the Director of Customer Relations at Forward Manufacturing from 2003 - 2005. He was the Customer Service Manager for an automotive equipment manufacturer, Hensley Industries from 2000 - 2003. He began his customer service background in 1990 at FM Industries where he worked until 2000.

- R. Mark Brann has served as a Director since September 17, 2004. Mr. Brann is currently the CEO of ABLE Software Consultants, Inc., and has been with them for fifteen years. He has provided IT services and support for many companies including Forward Manufacturing. Mr. Brann holds a degree in Aviation Maintenance as well as holding an FAA license.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $ 500 ,000 in revenue we rely on our President Michael B. Cranfill for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Cranfill as both our company President and our audit committee financial expert is not detrimental to the Company. Mr. Cranfill has a complete understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Cranfill has gained this expertise through his formal education and experience as our President for over twenty (20) years. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2005

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and 2004, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2005 and 2004, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers.

Table 6.0 Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael B. Cranfill (1), President, Chairman of the Board of Directors	2006	$30,000	-0-	-0-	-0-	-0-	-0-	-0-	$30,000
	2005	$30,000	-0-	-0-	-0-	-0-	-0-	-0-	$30,000
Barbara Cranfill (2), Treasurer/Director	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kellye Benton (3), Secretary/Director	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mark Brann (4) Director	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
A. Craig Kerr (5) Director	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) There is no employment contract with Mr. Cranfill at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2) There is an independent contract with Ms. Cranfill through an affiliate company, CRMI, of which she is the CEO at this time. There is a written agreement for compensation in the year 2006. A salary and stock options and/or warrants program may be developed in the future.  This affiliated company is paid at prevailing market rates. CRMI was paid $46,200 and $20,000 for its contract services in 2006 and 2005, respectively.

(3) There is no employment contract with Kellye Benton at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(4) There is no employment contract with Mark Brann at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(5) There is an independent contract with A. Craig Kerr through an affiliate company, DACK, LLC, of which he is the sole owner. There is a written agreement for contract labor with Mr. Kerr through this agreement.  There are no other agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.  Mr. Kerr receives a salary of $62,000.00 per year for his contract labor services to SMI.

 Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Table 7.0 Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Michael B. Cranfill, President, Chairman of the Board of Directors	$30,000	-0-	-0-	-0-	-0-	-0-	30,000
Barbara Cranfill, Treasurer/Director	-0-	-0-	-0-	-0-	-0-		0
Kellye Benton, Secretary/Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mark Brann, Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
A. Craig Kerr, Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-

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Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Mr. Michael B. Cranfill, Barbara Cranfill, Kellye Benton, Mark Brann and Adyth Craig Kerr. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no written employment agreements with any of our Directors or Officers. There are two agreements with affiliated companies:  (1) Chrysalis Resource Management Incorporated (CRMI), through which our Treasurer/Director Barbara Cranfill provides administrative services to the Company. This affiliated company is paid at prevailing market rates. For the year ended December 31, 2006 this company was paid $ 46,2 00 for these services and for the year ended December 31, 2005 this company was paid $ 20 ,000 for these services.   (2) DACK, LLC , owned by our Director A. Craig Kerr. DACK, LLC. provides contract labor to our company.  DACK, LLC provides administration of our corporate accounts. DACK, LLC received no compensation in 2005 and for the period ended December 31, 2006 DACK, LLC has been paid $75,500. All of the costs of this contract labor are included in our financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of March 31, 2007 , and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 5.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 8 ..0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class (1)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Michael B. Cranfill (1) 7609 Plaza Ridge Ct. Ft. Worth, TX 76179	1,000,000	1,000,000	59.88%	44.05%
Common Stock	Barbara Cranfill 7609 Plaza Ridge Ct. Ft. Worth, TX 76179	20,000	20,000	0.01%	0.01%
Common Stock	Kellye Benton 828 Evandale Road Burleson, TX 76028	20,000	20,000	0.01%	0.01%
Common Stock	A. Craig Kerr 939 Hidden Oaks Dr. Burleson, TX 76028	20,000	20,000	0.01%	0.01%
Common Stock	Brann, R. Mark 6524 Fairview Dr. Ft. Worth, TX 76148	20,000	20,000	0.01%	0.01%
Common Stock	All Executive Officers and Directors as a Group (1)	1,080,000	1,080,000	59.92%	44.09%
(1) The percentages are based on none of the 1,670,000 shares of our selling security holders' shares being sold ..

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DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 75,000,000 shares of common stock, $0.01 par value per share, of which 1,670,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock in the last three (3) years. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,670,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 ..

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

We are retaining an outside transfer agent and registrar for our common stock: Holladay Stock Transfer, Inc., 2939 N. 67th Pl., Suite C, Phoenix, Arizona.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.

Diane J. Harrison, Esq., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Shimoda Marketing, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Shimoda Marketing, Inc. by Diane J. Harrison, Esq., 6860 Gulfport Blvd. South, PMB 162, South Pasadena, Florida 33707.

EXPERTS

Certain of the financial statements of Shimoda Marketing, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 5, 2004, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

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FINANCIAL STATEMENTS

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Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Shimoda Marketing, Inc.

We have audited the accompanying balance sheet of Shimoda Marketing, Inc. as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shimoda Marketing, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA Randall N. Drake, CPA, PA

Clearwater, Florida

May 4, 2007

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SHIMODA MARKETING, INC. Balance Sheet As of December 31, 2006

ASSETS

Current Assets:
Bank of America	$51,355.32
Accounts Receivable	37,657.51
Total Current Assets	89,012.83
Fixed Assets:
Machinery & Equipment	107,727.28
Accumulated Depreciation	(99,049.47)
Total Fixed Assets	8,677.81
Other Assets:
Due from Affiliate - NOTE D	13,142.98
Total Other Assets	13,142.98
TOTAL ASSETS	$110,833.62
LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities:
Current Liabilities:
Accounts Payable	$2,500.00
Income Taxes Payable	5,527.00
Deferred Tax Liability	1,368.00
Pension Plan Payable	3,000.00
Total Current Liabilities	12,395.00

Long Term Liabilities:
Shareholder Loans - NOTE C	72,610.45
Total Long Term Liabilities	72,610.45
Total Liabilities	85,005.45
Stockholders' Equity:
Common Stock, $0.01 par value, 75,000,000 shares
authorized, 1,670,000 shares issued & outstanding	16,700.00
Paid in Capital	172,197.37
Retained Earnings	(163,069.20)
Total Stockholders' Equity	25,828.17
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$110,833.62

See accompanying notes .

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SHIMODA MARKETING, INC. Statement of Operations For the Year Ended December 31, 2006

Income:
Consulting Income	$464,233.67
Other Income	11,907.44
476,141.11
Operating Expenses:
Advertising/Marketing/Trade Shows	8,496.75
Bank Service Charges	262.19
Benefits Expense	5,291.64
Depreciation Expense	3,457.14
Contract Labor	116,649.86
Insurance	13,010.05
Miscellaneous/Administrative	3,137.87
Office Supplies	8,306.64
Officer Salary	30,000.00
Outside Services - NOTE D	46,200.00
Professional Fees	28,120.89
Rent - NOTE H	11,334.00
Repairs and Maintenance	0.00
Taxes	3,462.31
Telephone	15,683.49
Training	5,153.88
Travel and Entertainment	48,706.60
347,273.31
Income From Operations	128,867.80
Provison for Income Taxes - NOTE B	6,895.00
Net Income	$121,972.80

Earnings (loss) per common share:
Net income (loss) per share	$0.07

See accompanying notes.

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SHIMODA MARKETING, INC. Statement of Changes in Stockholder's Equity For the Year Ended December 31, 2006

	Common Stock		Paid in	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2006 - As Originally Reported	1,670,000	$16,700.00	$172,197.37	($285,042.00)	($96,144.63)

Net Income (Loss)				121,972.80	121,972.80

Balances at December 31, 2006	1,670,000	$16,700.00	$172,197.37	($163,069.20)	$25,828.17

See accompanying notes.

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SHIMODA MARKETING, INC.
Statement of Cash Flows
For the Year Ended December 31, 2006

OPERATING ACTIVITIES
Net Income	$121,972.80
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	3,457.14
(Increase) Decrease in:
Accounts Receivable	(37,657.51)
Increase (Decrease) in:
Accrued Expenses	8,527.00
Deferred Tax Liability	1,368.00
Net cash provided (used) by Operating Activities	97,667.43
INVESTING ACTIVITIES
Acquisition of Fixed Assets	(5,393.73)
Net cash provided (used) by Investing Activities	(5,393.73)
FINANCING ACTIVITIES
Affiliate Loans	(2,885.36)
Shareholder Loans	(43,333.00)
Net cash provided (used) by Financing Activities	(46,218.36)
Net increase in cash and cash equivalents	46,055.34
Cash and cash equivalents at beginning of period	5,299.98
Cash and cash equivalents at end of period	$51,355.32

See accompanying notes.

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SHIMODA MARKETING, INC.

Notes to Financial Statements

December 31, 2006

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 16, 1986 in the State of Florida.  On September 13, 2004 the Company amended its Articles of Incorporation changing the par value of its stock  and its total authorized shares of common stock.  The Company manages a full service source for sales, marketing, promotion, and distribution management for its customers’ automotive repair needs.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost.  Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of consulting services and equipment sales in the automotive industry.  The Company provides these consulting services and bills for them on a monthly basis.  Pursuant to SEC Topic 13: Revenue Recognition, the Company recognizes its consulting and related other revenues when its monthly services are completed and billed pursuant to arrangements the Company has in place with its customers.

Concentration of Credit Risk

73% of the Company’s consulting and other revenue, $349,850.82, was derived from its individual largest customer, Forward Lift, for the year.  The Company’s President was previously the president of Forward Lift.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.  As of December 31, 2006, the Company has $36,674.00 of net operating losses which can be carried forward twenty (20) years to offset future taxable income.  The loss carryforwards will be completely expired in 2025.

Recently Adopted or Issued Accounting Pronouncements

There are no new recently issued accounting standards that will have an impact on the financial statements that have not been adopted.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

SHIMODA MARKETING, INC.

Notes to Financial Statements

December 31, 2006

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs.  These amounts are non-interest bearing and payable on demand subsequent to December 31, 2007.

NOTE D – RELATED PARTY TRANSACTIONS

The Company pays an affiliated company, whose sole shareholder is an officer and shareholder in the Company, for a variety of outside administrative support functions.  For the six months ended June 30, 2006, fees paid for these services were $46,200.00.  In management’s opinion, payments for these services are at prevailing arm’s length market rates.  The Company has also advanced funds to this affiliate which are non-interest bearing.

NOTE E – BENEFIT PLANS

The Company maintains a money purchase pension plan and a profit sharing plan that covers its employees.  The benefits are based on years of service and employees’ compensation.  $3,000.00 was required to be funded during the year ended December 31, 2006 for the money purchase pension plan.  There was no funding into the profit sharing plan for 2006.

NOTE F – EARNINGS PER COMMON SHARE

Earnings (loss)  per common share of $.07 were calculated based on a net income numerator of $121,972.80 divided by a denominator of 1,670,000 weighted-average shares of outstanding common stock.  The denominator was calculated based on the following issuances of common stock during the current year ending December 31, 2006:

January 1, 2006 – 1,670,000 common shares outstanding

These calculations have been restated to give retroactive effect to the September 30, 2005 100:1 forward stock split (see also NOTE G).

NOTE G – FORWARD STOCK SPLIT

On September 30, 2005 the Company’s Board ratified and authorized a 100:1 forward stock split that resulted in 1,670,000 issued and outstanding shares.

NOTE H – RENT

The Company leases its principal business location at 116 W. McElroy Boulevard, Saginaw, Texas on a month-to-month basis from a company that has  common owners with the Company.  The monthly rent is fair market value for the space and usage being provided.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Shimoda Marketing, Inc.

We have audited the accompanying balance sheet of Shimoda Marketing, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shimoda Marketing, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA Randall N. Drake, CPA, PA

Clearwater, Florida

May 4, 2007

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SHIMODA MARKETING, INC.
Balance Sheet
As of December 31, 2005

ASSETS

Current Assets:
Bank of America	$5,299.98
Total Current Assets	5,299.98
Fixed Assets:
Machinery & Equipment	102,333.55
Accumulated Depreciation	(95,592.33)
Total Fixed Assets	6,741.22
Other Assets:
Due from Affiliate - NOTE D	10,257.62
Total Other Assets	10,257.62
TOTAL ASSETS	$22,298.82
LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities:
Current Liabilities:
Accounts Payable	$2,500.00
Total Current Liabilities	2,500.00

Long Term Liabilities:
Shareholder Loans - NOTE C	115,943.45
Total Long Term Liabilities	115,943.45
Total Liabilities	118,443.45
Stockholders' Equity:
Common Stock, $0.01 par value, 75,000,000 shares
authorized, 1,670,000 shares issued & outstanding	16,700.00
Paid in Capital	172,197.37
Retained Earnings	(285,042.00)
Total Stockholders' Equity	(96,144.63)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$22,298.82

See accompanying notes.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

SHIMODA MARKETING, INC. Statement of Operations For the Year Ended December 31, 2005

Income:
Consulting Income	$350.00
Equipment Sales	96,760.00
Other Income	2,510.77
99,620.77
Cost of Goods Sold	72,760.00
Gross Profit	26,860.77
Operating Expenses:
Advertising	1,442.03
Bank Service Charges	157.73
Benefits Expense	3,334.18
Depreciation Expense	4,295.85
Dues and Subscriptions	162.00
Licenses and Permits	63.80
Miscellaneous	2,242.86
Office Supplies	3,735.76
Officer Compensation	30,000.00
Outside Services - NOTE D	20,359.13
Total Professional Fees	49,372.93
Taxes	150.00
Telephone	1,029.37
Training	10,459.09
Travel and Entertainment	59,761.82
186,566.55
Net Income (Loss)	($159,705.78)

Earnings (loss) per common share:
Net income (loss) per share	($0.12)

See accompanying notes.

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SHIMODA MARKETING, INC.
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2005

	Common Stock		Paid in	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2005	1,000,000	$10,000.00	$148,830.37	($125,336.22)	$33,494.15

Net Income (Loss)				(159,705.78)	(159,705.78)

Contributed Capital			30,000.00		30,000.00

Issuance of Common Stock	670,000	6,700.00	(6,633.00)		67.00

Balances at December 31, 2005	1,670,000	$16,700.00	$172,197.37	($285,042.00)	($96,144.63)

See accompanying notes.

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SHIMODA MARKETING, INC.
Statement of Cash Flows
For the Year Ended December 31, 2005

OPERATING ACTIVITIES
Net Income	($159,705.78)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	4,295.85
Noncash Officer Compensation Contributed
as Capital	30,000.00
(Increase) Decrease in:
Deposits	2,500.00
Increase (Decrease) in:
Accounts Payable	2,500.00
Net cash provided (used) by Operating Activities	(120,409.93)
INVESTING ACTIVITIES
Acquisition of Fixed Assets	(3,864.53)
Net cash provided (used) by Investing Activities	(3,864.53)
FINANCING ACTIVITIES
Issuance of Common Stock	67.00
Affiliate Loan Repayments	142.26
Shareholder Loans	64,312.75
Net cash provided (used) by Financing Activities	64,522.01
Net increase in cash and cash equivalents	(59,752.45)
Cash and cash equivalents at beginning of year	65,052.43
Cash and cash equivalents at end of year	$5,299.98

SUPPLEMENTAL DISCLOSURE:
Noncash Investing & Financing Activities:
Disposition of Fixed Assets	$88,974.40
Accumulated Depreciation on Disposition of
Fixed Assets	$71,925.10
Decrease in Shareholder Loans	$17,049.30
Effect of 100:1 Forward Stock Split on:
Common Stock	$16,533.00
Paid in Capital	($16,533.00)

See accompanying notes.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

SHIMODA MARKETING, INC.

Notes to Financial Statements

December 31, 2005

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 16, 1986 in the State of Florida.  On September 13, 2004 the Company amended its Articles of Incorporation changing the par value of its stock  and its total authorized shares of common stock.  The Company manages a full service source for sales, marketing, promotion, and distribution management for its customers’ automotive repair needs.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost.  Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of consulting services and equipment sales in the automotive industry.  The Company provides these consulting services and bills for them on a monthly basis.  Pursuant to SEC Topic 13: Revenue Recognition, the Company recognizes its consulting and related other revenues when its monthly services are completed and billed.  The Company recognizes its revenues and costs on equipment sales when the equipment is shipped and its customers are billed.  The Company acts as a principal in these transactions, has latitude in negotiating sales price, and bears the credit risk of being paid by the customer.  The Company is also responsible for facilitating installation and any ancillary products / services, with the customers looking to the Company for satisfactory completion of the transaction.  Accordingly, these equipment sales are presented on a gross basis.  The cost of these sales includes the full cost of the equipment and the delivery of the equipment.  There is no related depreciation expense included in the cost of sales.

Concentration of Credit Risk

The Company’s equipment sales of $96,760.00, representing approximately 97% of the Company’s revenue for the year ended December 31, 2005, were to a single customer which was unrelated to the Company.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

SHIMODA MARKETING, INC.

Notes to Financial Statements

December 31, 2005

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.  As of December 31, 2005, the Company has $125,607.00 of net operating losses which can be carried forward twenty (20) years to offset future taxable income.  The loss carryforwards will be completely expired in 2025.

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs.  These amounts are non-interest bearing and payable on demand subsequent to January 1, 2007.

NOTE D – RELATED PARTY TRANSACTIONS

The Company pays an affiliated company, whose sole shareholder is an officer and shareholder in the Company, for a variety of outside administrative support functions.  For the year ended December 31, 2005, fees paid for these services were $20,000.00.  Payments for these services are considered to be at prevailing arm’s length market rates.  The Company has also advanced funds to this affiliate which are non-interest bearing.  The Company’s President is also president of its individual largest customer.  All transactions with this customer have occurred at arm’s length fair market terms as negotiated between the parties.

NOTE E – BENEFIT PLANS

The Company maintains a money purchase pension plan and a profit sharing plan that covers its employees.  The benefits are based on years of service and employees’ compensation.  There were no amounts required to be funded during the year ended December 31, 2005.

NOTE F – EARNINGS PER COMMON SHARE

Earnings (loss)  per common share of ($0.12) were calculated based on a net loss numerator of ($159,705.78) divided by a denominator of 1,339,589 weighted-average shares of outstanding common stock.  The denominator was calculated based on the following issuances of common stock during the year ended December 31, 2005:

January 1, 2005 – 1,000,000 common shares outstanding

June 30, 2005 – 670,00 additional common shares issued

September 30, 2005 – 1,653,300 additional common shares issued as a result of the forward stock split

These calculations have been restated to give retroactive effect to the September 30, 2005 100:1 forward stock split (see also NOTE G).

NOTE G – FORWARD STOCK SPLIT

On September 30, 2005 the Company’s Board ratified and authorized a 100:1 forward stock split that resulted in 1,670,000 issued and outstanding shares.

Shimoda Marketing, Inc.’s Quick Links:  Table of Contents & Financial Statements

(Outside Back Cover Page Prospectus)

Until __________, 2007 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Shimoda Marketing, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$100.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$25,000.00
Transfer Agent's Fees and Expenses	$2,000.00
Miscellaneous	$2,000.00
Total	$41,100.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 26. Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Shimoda Marketing, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

The following securities of Shimoda Marketing, Inc. were issued by SMI within the past three (3) years and were not registered under the Securities Act of 1933:

(a) On March 31, 2004 the Board of Directors authorized the sale of up to one-hundred (100) additional shares of stock, par value $1.00, to President Michael B. Cranfill.  On September 13, 2004, the Company amended its Articles of Incorporation, changing the par value from $1.00 to $0.01.  On June 1, 2005, the Board of Directors authorized the sale of up to 10,000 shares of stock at $0.01 per share to family, friends and personal business acquaintances of the President, Michael B. Cranfill.  Accordingly, the individuals listed in the table below were issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, Michael B. Cranfill. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Michael B. Cranfill. Each individual is considered educated and informed concerning small investments, such as the $2.00 or $1.00 investment in our company. All of the shares were issued on June 30, 2005. Upon receipt of the executed subscription agreements the sale of any additional shares was closed by the Board of Directors.

Name of Shareholder	Shares Issued for Services Rendered 03/31/04	Recapitalization 09/13/04	Consideration Paid 06/01/05-06/22/05	Shares Received 06/22/05	Shares Held Post 100:1 Forward Split 09/30/05
Michael B. Cranfill	100	10,000			1,000,000
Barbara Cranfill			$2.00	200	20,000
Kellye Benton			$2.00	200	20,000
Damon Benton			$1.00	100	10,000
D. Cobra Brann			$1.00	100	10,000
Dedra Girman			$1.00	100	10,000
R. Mark Brann			$2.00	200	20,000
Doug Brown			$1.00	100	10,000
Tara Brown			$1.00	100	10,000
Jennifer Claspell			$2.00	200	20,000
Jerry Claspell			$1.00	100	10,000
Kevin Cooper			$1.00	100	10,000
Courtney L. Cooper			$2.00	200	20,000
Harold D. Cooper			$1.00	100	10,000
Virginia Cranfill			$2.00	200	20,000
Sharon Curry			$1.00	100	10,000
Dale Davis			$1.00	100	10,000
Karen Davis			$1.00	100	10,000
Candace Erdman			$1.00	100	10,000
Jack Geier			$1.00	100	10,000
John Girman			$2.00	200	20,000
Gail Harris			$1.00	100	10,000
David Howgard			$1.00	100	10,000
Sallie Howgard			$1.00	100	10,000
Eric Humphrey			$2.00	200	20,000
Heather Humphrey			$2.00	200	20,000
John Cardell			$2.00	200	20,000
Melody Cardell			$1.00	100	10,000
Adyth Craig Kerr			$2.00	200	20,000
Deborah Kerr			$1.00	100	10,000
Bernard McGuinness, Jr			$1.00	100	10,000
Karen McGuinness			$2.00	200	20,000
Catherine Ramos			$1.00	100	10,000
Donald Schuessler			$2.00	200	20,000
Linda Schuessler			$1.00	100	10,000
Joe Schuessler			$2.00	200	20,000
Mercedes Schuessler			$1.00	100	10,000
John Schuessler			$2.00	200	20,000
Michelle Davis			$1.00	100	10,000
Jeff Tanner			$2.00	200	20,000
Kimberly Tanner			$1.00	100	10,000
James Tapkas			$1.00	100	10,000
Nadja Tapkas			$1.00	100	10,000
Clay Thedford			$1.00	100	10,000
Dory Thedford			$1.00	100	10,000
John Vigil			$1.00	100	10,000
Stacy Wayne			$2.00	200	20,000
Steven Wayne			$1.00	100	10,000
Charlotte Wiley			$1.00	100	10,000
Roger Wiley			$1.00	100	10,000
Cathy Wills			$1.00	100	10,000

Item 27. Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3(i)*	Amended and Restated Articles of Incorporation
3(ii)*	By-Laws
5. 4	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
10.1	Rotary Lift Agreement
10.2	DACK LLC Agreement
10.3	Chief Automotive Technologies, Inc. Agreement
14*	Code of Ethics
15*	Letter on Unaudited Interim Financial Statements
23.4	Consent of Experts and Counsel: Independent Auditor's Consent by Randall N. Drake, C.P.A.
99.1*	Agreement Between SMI and Contractor -- CRMI for 2006

* Exhibit previously filed.

Item 28. Undertakings

1.    The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        a.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        b.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

        c.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.    That, for the purpose of determining liability under the Securities Act to any purchaser:

        a.    Each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430b or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Saginaw, State of Texas, on May 24, 2007 ..

(Registrant)
Shimoda Marketing, Inc.

By: /s/ Michael B. Cranfill

Michael B. Cranfill

President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Michael B. Cranfill
Michael B. Cranfill	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Chairman of the Board of Directors	May 24, 2007
/s/Barbara Cranfill
Barbara Cranfill	Treasurer/Director	May 24, 2007
/s/Kellye Benton
Kellye Benton	Secretary/Director	May 24, 2007